Exhibit (s)
Calculation of Filing Fee Tables

Form N-2
(Form Type)

Priority Income Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	-	-	-	-	-	-	-	-	-	-	-	-
Fees Previously Paid	Equity	Series L Term Preferred Stock, par value $0.01 per share(1)	457(o)	-	-	50,000,000	$92.70	$4,635.00
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
Total Offering Amounts						$50,000,000		$4,635.00
Total Fees Previously Paid(3)						$50,000,000		$4,635.00
Total Fee Offset								$-
Net Fee Due								$0

(1) The Registrant hereby offers up to a maximum aggregate amount of $50,000,000 Series L Term Preferred Stock.
(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.
(3) The registration fee was paid pursuant to the filing of a registration statement on Form N-2 on January 25, 2022.